Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KKR & CO. L.P.

The undersigned, desiring to form a limited partnership under Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§17-101 et seq. (the “Act”), hereby certifies as follows:

(1)           Name. The name of the limited partnership is KKR & Co. L.P. (the “Partnership”).

(2)           Registered Office. The address of the Partnership’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

(3)           Registered Agent. The name and address of the Partnership’s registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

(4)           General Partner. The name and mailing address of the general partner is KKR Management LLC, 9 West 57th Street, Suite 4200, New York, New York 10019.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of KKR & Co. L.P. as of the 25thday of June, 2007 and submits it for filing in accordance with the Act.

KKR MANAGEMENT LLC, as General Partner

By:	/s/ WILLIAM J. JANETSCHEK
	Name:	William J. Janetschek
	Title:	Chief Financial Officer